Exhibit 10.42

Execution Version

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered as of December 19, 2023, by and among Siebert Financial Corp., a New York corporation (the “Company”), Kakaopay Corporation, a company established under the laws of the Republic of Korea (“Kakaopay”), the stockholders of the Company listed on Schedule I hereto (the “Gebbia Stockholders”), and John J. Gebbia (the “Gebbia Representative”), in such individual’s individual capacity and as a representative of the Gebbia Stockholders. The Company, Kakaopay, the Gebbia Stockholders and the Gebbia Representative are sometimes referred to collectively as the “Parties” and each as a “Party”. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings as defined in the First Tranche Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Stockholders’ Agreement, dated as of May 19, 2023 (the “Original Agreement”);

WHEREAS, pursuant to Section 4.5 of the Original Agreement, the Parties wish to amend and restate the Original Agreement in its entirety as set forth herein;

WHEREAS, the Company and Kakaopay are parties to that certain First Tranche Stock Purchase Agreement, dated as of April 27, 2023 (the “First Tranche Agreement”), which provides for, among other things, the purchase by Kakaopay of Eight Million, Seventy-Five Thousand, Six Hundred Seven (8,075,607) shares of common stock, par value $0.01 per share, of the Company (“Common Stock” and such purchased shares, the “First Tranche Shares”) representing 19.9% of the Company’s total issued and outstanding Common Stock on a Fully-Diluted Basis (as defined in the First Tranche Agreement) (taking into account the issuance of the First Tranche Shares), on the terms and conditions set forth in the First Tranche Agreement (such transaction, the “First Tranche”);

WHEREAS, concurrently with the execution of the First Tranche Agreement, the Company and Kakaopay entered into a separate Second Tranche Stock Purchase Agreement (the “Second Tranche Agreement”), pursuant to which Kakaopay shall purchase shares of Common Stock (the “Second Tranche Shares”), so as to own 51% of the Company’s total issued and outstanding Common Stock on a Fully-Diluted Basis (as defined in the Second Tranche Agreement) (taking into account the issuance of the First Tranche Shares and the Second Tranche Shares) on the terms and conditions set forth therein (such purchase, together with the First Tranche and the other transactions contemplated thereby, the “Transactions”);

WHEREAS, the Company, Kakaopay and the Gebbia Stockholders are party to that certain Termination and Settlement Agreement, dated as of the date hereof, which provides for, among other things, the termination of the First Tranche Agreement and Second Tranche Agreement; and

WHEREAS, the Company, Kakaopay and the Gebbia Stockholders desire to set forth certain understandings amongst themselves, including certain governance matters.

AGREEMENT

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person, or any relative of such Person.

“Agreement” has the meaning set forth in the Preamble.

“BCW” has the meaning set forth in Section 3.2.

“BCW Warrant Agreement” has the meaning set forth in Section 3.2.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security that may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of this Agreement.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in New York City, New York or Seoul, the Republic of Korea.

“Change of Control” shall be deemed to have taken place, with respect to any Person, upon (x) any other Person (other than, in the case of the Company, the Gebbia Stockholders or their Permitted Transferees) becoming a beneficial owner, directly or indirectly, of securities of such Person representing more than fifty percent (50%) of the equity interests or voting power of such Person’s then outstanding equity securities or (y) the sale of all or substantially all of such Person’s assets.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Organizational Documents” means the Company’s organizational documents as currently in effect including, without limitation, the Company’s certificate of incorporation and bylaws.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means any member of the Board.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officers” mean the executive officers of the Company, including its Chief Executive Officer and Chief Financial Officer.

“First Tranche” has the meaning set forth in the Recitals.

“First Tranche Agreement” has the meaning set forth in the Recitals.

“First Tranche Shares” has the meaning set forth in the Recitals.

“Gebbia Director” has the meaning set forth in Section 2.2(a)(ii).

“Gebbia Representative” has the meaning set forth in the Preamble.

“Gebbia Stockholders” has the meaning set forth in the Preamble.

“Independent Director” means a Director who is not an Executive Officer or employee of the Company, who would satisfy the standards for being considered an independent director under the rules of The NASDAQ Global Market or any successor exchange on which the Common Stock is listed or traded and who, in the opinion of a majority of the Independent Directors then serving on the Board, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

“Kakaopay” has the meaning set forth in the Preamble.

“Kakaopay Director” has the meaning set forth in Section 2.2(a)(i).

“Offered Stock” has the meaning set forth in Section 3.2.

“Offering Stockholder” has the meaning set forth in Section 3.2.

“Original Agreement” has the meaning set forth in the Recitals.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means (i) the members of a Party’s family, (ii) any trust for the direct or indirect benefit of a Party or the family of such Party, (iii) if a Party is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (iv) an Affiliate of any Party.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

“Post-ROFR Stock” has the meaning set forth in Section 3.6(b).

“Prospective Transferee” has the meaning set forth in Section 3.2.

“ROFR Exercise Notice” has the meaning set forth in Section 3.4.

“ROFR Exercise Period” has the meaning set forth in Section 3.4.

“ROFR Offeree” has the meaning set forth in Section 3.2.

“Second Tranche Agreement” has the meaning set forth in the Recitals.

“Second Tranche Shares” has the meaning set forth in the Recitals.

“Tag-Along Notice Period” has the meaning set forth in Section 3.7(b).

“Tag-Along Offer” has the meaning set forth in Section 3.7(a).

“Tag-Along Percentage” means, for any Tag-Along Sale, a fraction (a) the numerator of which is the number of shares of Common Stock proposed to be sold by the Tag-Along Seller in such Tag-Along Sale, and (b) the denominator of which is the total number of shares of Common Stock beneficially owned (without duplication) by Kakaopay and the Gebbia Stockholders immediately prior to such Tag-Along Sale.

“Tag-Along Portion” means, with respect to the Tagging Person and for any Tag-Along Sale, (a) the number of shares of Common Stock owned by the Tagging Person immediately prior to such Tag-Along Sale multiplied by (ii) the Tag-Along Percentage.

“Tag-Along Response Notice” has the meaning set forth in Section 3.7(b).

“Tag-Along Right” has the meaning set forth in Section 3.7(b).

“Tag-Along Sale” has the meaning set forth in Section 3.7(a).

“Tag-Along Seller” has the meaning set forth in Section 3.7(a).

“Tagging Person” has the meaning set forth in Section 3.7(a).

“Termination” has the meaning set forth in Section 4.4.

“Transactions” has the meaning set forth in the Recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, voting, receipt of dividends or other distributions, hypothecation or similar disposition of, any Common Stock beneficially owned by a Person, including, but not limited to, any swap or any other agreement including a transaction that transfers or separates, in whole or in part, any of the economic consequences of ownership of the Common Stock and/or voting rights in respect thereto.

“Transfer Deadline” has the meaning set forth in Section 3.6(b).

“Transfer Notice” has the meaning set forth in Section 3.3(a).

“Transferee” means any Person to whom Kakaopay or the Gebbia Stockholders Transfers shares of Common Stock.

“Transfer Offer” has the meaning set forth in Section 3.2.

“$” means the lawful currency of the United States of America.

Article II
CORPORATE GOVERNANCE

Section 2.1 Board Size. The Board shall consist of seven (7) Directors.

Section 2.2 Board Designees.

(a) As promptly as practicable, but in no event later than twenty (20) Business Days following the consummation of the First Tranche: the Company, Kakaopay and the Gebbia Stockholders will cause the following Persons to be nominated and appointed to serve as Directors:

i.	one (1) nominee designated by Kakaopay (each nominee designated by Kakaopay, a “Kakaopay Director”) who shall fill the current vacancy on the Board; and

ii.	six (6) nominees designated by the Gebbia Stockholders (collectively, “Gebbia Directors”, and each a “Gebbia Director”), of whom three (3) shall be Independent Directors.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Kakaopay and the Gebbia Stockholders agree to cause the Kakaopay Director or Gebbia Directors, respectively, to resign as necessary, to create vacancies that shall be filled by nominees in accordance with this Section 2.2.

(f) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Kakaopay Director or Gebbia Director, then (i) Kakaopay, with respect to a vacancy created by the death, disability, resignation or removal of a Kakaopay Director, and (ii) the Gebbia Stockholders, with respect to a vacancy created by the death, disability, resignation or removal of a Gebbia Director, shall be entitled to designate an individual to fill the vacancy immediately following such vacancy and the Board shall appoint such individual to fill such vacancy. The Company, Kakaopay and the Gebbia Stockholders will cause such replacement designee to become a Director.

Section 2.3 Conduct of the Company’s Affairs.

(a) [Reserved].

(b) [Reserved].

(c) The use of investments proceeds will be used as documented in Schedule II hereto, provided that the Company provides a written report to the Board on the planned monthly expenditures prior to incurring such expenditures. Kakaopay and the Gebbia Stockholders shall cause each of the Kakaopay Director and the Gebbia Directors, as applicable, to take all required actions necessary to implement the provisions set forth in this Section 2.3.

(d) Notwithstanding anything contained in this Article II to the contrary, any item set forth on Schedule III hereto may be approved by a simple majority of the Board in accordance with the Company Organizational Documents and shall not be subject to the provisions of Section 2.4 of this Agreement.

Section 2.4 Matters Requiring Consent. For a period beginning upon the consummation of the First Tranche and ending the earlier of: (i) three (3) years following the consummation of the First Tranche, (ii) such time when Kakaopay holds shares of Common Stock representing less than ten percent (10%) of the Company’s total issued and outstanding Common Stock on a fully diluted basis or (iii) such time when the Gebbia Stockholders hold, in the aggregate, shares of Common Stock representing less than ten percent (10%) of the Company’s total issued and outstanding Common Stock on a fully diluted basis, the Company shall not, without the prior written consent of at least two/thirds (2/3rds) of the Board (including at least one (1) Kakaopay Director and one (1) Gebbia Director), agree to any of the following actions:

(a) acquisitions, mergers, amalgamations, consolidations, reorganizations, recapitalizations, or dispositions of assets or businesses (whether through a merger, share purchase, asset purchase, other similar transaction, or any transaction described in rule 13e-3 promulgated under the Exchange Act, as amended), in each case, (i) with an aggregate transaction value (whether in one or a series of related transactions that are reasonably considered to be a single transaction) equal to or greater than the higher of (A) $20 million and (B) 25% of the Company’s market capitalization, calculated based on the 30-day volume weighted average closing price of the Common Stock on the principal securities exchange or trading market where such security is listed or traded immediately prior to the date of approval (by the Board) of the relevant transaction, or (ii) that would result in a Change of Control of the Company;

(b) undertake a voluntary de-listing from any trading market or de-registration of the Common Stock, or undertake any transaction that leads to the same;

(c) transactions or agreements, or material amendments to existing agreements between the Company and/or its subsidiaries, on the one hand, and an Affiliate (which shall not include the Company and/or its subsidiaries), on the other, including any going-private or other transaction with Kakaopay or Kakaopay’s Affiliates, in each case, with an aggregate transaction value (whether in one or a series of related transactions that are reasonably considered to be a single transaction) equal to or greater than $10 million;

(d) [Reserved];

(e) amendments to, or waiver of any provisions of, any of the Company Organizational Documents that would materially and disproportionately prejudice Kakaopay’s rights under this Agreement;

(f) [Reserved]; and

(g) any authorization, creation, issuance, offer or sale of any equity and/or equity related security (including any security convertible into, exchangeable for, or exercisable for any security) of the Company, other than pursuant to (i) issuances of equity and/or equity related securities to officers or employees of the Company under any equity compensation plans of the Company which have been duly approved by the stockholders of the Company and adopted by the Board (including pursuant to the Siebert Financial Corp. 2021 Equity Incentive Plan), (ii) issuances pursuant to the Company’s existing at-the-market offering program, (iii) issuances of equity and/or equity related securities in connection with acquisitions, mergers, amalgamations, consolidations, reorganizations, recapitalizations, or dispositions of assets or businesses permitted under Section 2.4(a), or (iv) distributions of rights pursuant to any shareholder rights or poison pill plan adopted by the Board (under which Kakaopay shall be entitled to distribution on a pro rata basis vis-à-vis other stockholders of the Company except the potential acquirer whom such shareholder rights or poison pill plan is designed to deter), and issuances of equity and/or equity-related securities upon the occurrence of any triggering event under such plans, unless, in each of the foregoing clauses (i), (ii) and (iii), such issuance would reduce Kakaopay’s ownership to less than ten percent (10%) of the Company’s total issued and outstanding Common Stock on a fully diluted basis (based on the shares of Common Stock owned by Kakaopay at the date of this Agreement and all other shares of Common Stock outstanding as of the date of this Agreement, together with any and all equity and/or equity related securities issued by the Company pursuant to this Section 2.4(g), but excluding any subsequent Transfers by Kakaopay following the date of this Agreement) immediately following such authorization, creation, issuance, offer or sale.

Section 2.5 Voting Agreement.

(a) Except as otherwise agreed to in writing by the Company in advance, from the period commencing with the consummation of the First Tranche and continuing until the Termination, Kakaopay and each Gebbia Stockholder irrevocably and unconditionally agrees to vote (or cause to be voted) all shares of Common Stock held by such stockholder at any meeting of the Company’s stockholders, and at every adjournment or postponement thereof, however called, or in connection with any written consent of the Company’s stockholders (i) in favor of (a) each Kakaopay Director nominated pursuant to Section 2.2, (b) each Gebbia Director nominated pursuant to Section 2.2, (c) any proposal to adjourn or postpone such meeting of Company stockholders, and (d) any action which is intended or would be expected to ensure the performance of any and all other agreements set forth in this Agreement, and (ii) against any action which is intended or would be expected to prevent the performance of any other agreement set forth in this Agreement. Kakaopay and each Gebbia Stockholder shall not enter into any contract or agreement with any Person, the effect of which would be inconsistent with the provisions and agreements contained in this Section 2.5 or that would otherwise violate this Agreement. Kakaopay and each Gebbia Stockholder shall retain at all times the right to vote the shares of Common Stock held by such stockholder in such stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 2.5 that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

(b) By entering into this Agreement, solely to the extent of a failure of Kakaopay or a Gebbia Stockholder to act in accordance with its obligations under Section 2.5(a) hereof, Kakaopay and the Gebbia Stockholders hereby appoint the Company and any designee of the Company, and each of them individually, their proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote during the term of this Agreement with respect to the shares of Common Stock held by such holders in accordance with Section 2.5(a) hereof. Kakaopay and the Gebbia Stockholders shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. Each proxy and power of attorney granted by Kakaopay and the Gebbia Stockholders: (i) is given to secure the performance of the duties of Kakaopay and each of the Gebbia Stockholders under this Agreement; (ii) shall be irrevocable from the period commencing with the consummation of the First Tranche until the Termination; (iii) shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy; (iv) shall revoke any and all prior proxies granted by Kakaopay or any Gebbia Stockholder with respect to shares of Common Stock; (v) is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Kakaopay and each Gebbia Stockholder, respectively, to the extent not revoked and terminated in accordance with this Section 2.5(b); (vi) shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.5(a) above; and (vii) shall be revoked, terminated and of no further force or effect, automatically and without further action, immediately upon the Termination.

(c) Kakaopay and the Gebbia Stockholders are entering into this Agreement solely in their respective capacities as record holders or beneficial owners of shares of Common Stock. This Section 2.5 shall not in any way limit or affect any actions taken (or any failures to act) by any director, officer or employee of Kakaopay or the Gebbia Stockholders in his or her capacity as a Director, officer or employee of the Company.

Article III
RESTRICTIONS ON TRANSFER; TAG-ALONG RIGHTS; RIGHTS OF REFUSAL

Section 3.1 Restrictions on Transfer. Each of Kakaopay and the Gebbia Stockholders agree not to Transfer any shares of Common Stock (i) other than in compliance with the provisions of the Company Organizational Documents and any applicable law and (ii) except for a Transfer by a Party to such Party’s Permitted Transferee, only after such Party has fully complied with the provisions of this Article III. Any Transfer in contravention of this Section 3.1 shall be null and void.

Section 3.2 Offered Stock. If Kakaopay or the Gebbia Stockholders (in each case, the “Offering Stockholder”, and the other Party and the Company, the “ROFR Offeree”) receives a bona fide offer from any Person (a “Prospective Transferee”), that the Offering Stockholder desires to accept (a “Transfer Offer”), to Transfer all or any portion of its shares of Common Stock in one or more transactions (the “Offered Stock”), then the ROFR Offeree shall have a right of first refusal in accordance with the terms and conditions of this Article III (with the Company having priority over Kakaopay or the Gebbia Stockholders); provided, however, that an Offering Stockholder may Transfer shares of Common Stock representing up to 10% of the outstanding shares of Common Stock as of the date of this Agreement without such Transfers qualifying as “Transfer Offer”; provided further, that in no case shall a Transfer by a Party to such Party’s Permitted Transferee qualify as a “Transfer Offer” and, in the case of the Gebbia Stockholders, a Transfer pursuant to any 10b5-1 trading plan currently in effect and a Transfer pursuant to the exercise of the warrant held by BCW Securities LLC (“BCW”), pursuant to that certain agreement, dated March 27, 2023, by an among Gloria E. Gebbia, the Company and BCW (the “BCW Warrant Agreement”), shall not qualify as a “Transfer Offer”. Each time an Offering Stockholder receives a Transfer Offer for any Offered Stock from a Prospective Transferee, the Offering Stockholder shall make an offer to the ROFR Offeree, in accordance with the following provisions of this Article III, prior to Transferring such Offered Stock to the Prospective Transferee. Neither Party may avoid the applicability of the provisions set forth in this Section 3.2, if such avoidance is in connection to, or otherwise derives, directly or indirectly, from either Party’s failure to act in good faith. For the purposes of this Section 3.2, references to either Party shall exclude the Company.

Section 3.3 Offer Notice.

(a) The Offering Stockholder shall, within five (5) Business Days of receipt of the Transfer Offer, give written notice in the form attached hereto as Exhibit A (a “Transfer Notice”) to the ROFR Offeree stating that it has received a Transfer Offer for the Offered Stock and specifying:

i.	the type and aggregate number of shares of Offered Stock to be Transferred by the Offering Stockholder;

ii.	the proposed date of the closing of the Transfer, which shall not be less than 60 (sixty) days from the date of the Transfer Notice, unless otherwise agreed to by the ROFR Offeree in writing;

iii.	the purchase price or other consideration per share for the Offered Stock and the other material terms and conditions of the Transfer Offer;

iv.	the name of the Prospective Transferee who has offered to purchase such Offered Stock; and

v.	form of the proposed agreement (if any).

(b) The Transfer Notice shall constitute the Offering Stockholder’s offer to Transfer all or any portion of the Offered Stock to the ROFR Offeree in accordance with the provisions of this Article III, which offer shall be irrevocable until the end of the ROFR Exercise Period described in Section 3.4.

(c) By delivering the Transfer Notice, the Offering Stockholder represents and warrants to the ROFR Offeree that:

i.	the Offering Stockholder has full right, title and interest in and to the Offered Stock described in the Transfer Notice;

ii.	the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the Transfer Notice as contemplated by this Article III; and

iii.	the Offered Stock described in the Transfer Notice is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

Section 3.4 Exercise of Right of Refusal. Within five (5) Business Days following the receipt of the Transfer Notice (the “ROFR Exercise Period”), the ROFR Offeree shall deliver a written notice (the “ROFR Exercise Notice”) to the Offering Stockholder stating its election to either (i) exercise its right to purchase all or any portion of the Offered Stock on the terms and conditions, including the purchase price, set forth in the Transfer Notice, and specifying therein the number of shares of Offered Stock it elects to purchase, or (ii) decline to exercise its right to purchase all or any portion of the Offered Stock. For the avoidance of doubt, if the Company exercises its right to purchase a portion or all of the Offered Stock within the ROFR Exercise Period, it shall have priority to purchase the Offered Stock over Kakaopay or the Gebbia Stockholders, as applicable. The ROFR Offeree’s failure to deliver the ROFR Exercise Notice to the Offering Stockholder within the ROFR Exercise Period will be deemed as a refusal to exercise its right to purchase the Offered Stock pursuant to this Section 3.4.

Section 3.5 [Reserved].

Section 3.6 Consummation of Sale.

(a) In the event that the ROFR Offeree has exercised its right to purchase all or any portion of the Offered Stock, then the Offering Stockholder shall sell such Offered Stock to the ROFR Offeree within ten (10) Business Days following the expiration of the ROFR Exercise Period (which periods may be extended for up to an additional ninety (90) days to the extent necessary to obtain required approvals or consents from any governmental authority). The Offering Stockholder shall take all actions as may be necessary to consummate the sale or sales contemplated by this Article III including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(b) In the event that the ROFR Offeree has not exercised its rights to purchase all or any portion of the Offered Stock by the expiration of the ROFR Exercise Period, then, provided the Offering Stockholder has also complied with the applicable provisions of Article III, including, for the avoidance of doubt, Section 3.7, the Offering Stockholder may Transfer all (or the remaining portion) of such Offered Stock (the “Post-ROFR Stock”) (reduced, to the extent necessary, pursuant to Section 3.7(b)) to the Prospective Transferee, at a price per share for the Post-ROFR Stock not less than that specified in the Transfer Notice and upon terms and conditions no more favorable to the Prospective Transferee than those specified in the Transfer Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the ROFR Exercise Period (the “Transfer Deadline”). Any Post-ROFR Stock not Transferred on or prior to the Transfer Deadline will be subject to the provisions of this Article III upon any subsequent Transfer.

(c) Notwithstanding anything to the contrary in this Agreement, if either Kakaopay or the Gebbia Stockholders elects to exercise its right of first refusal with respect to all or any portion of the Offered Stock as the ROFR Offeree pursuant to Section 3.4, then such Party shall in no event be permitted to exercise its Tag-Along Right as the Tagging Person pursuant to Section 3.7 with respect to any of the applicable Post-ROFR Stock (including, for the avoidance of doubt, any Offered Stock that is Transferred pursuant to Section 3.6(b)).

Section 3.7 Tag-Along Right.

(a) Subject to Sections 3.6(c), 3.7(h) and 3.7(i), if Kakaopay or the Gebbia Stockholders (in each case, the “Tag-Along Seller”, and the other Party, the “Tagging Person”) proposes to Transfer any Post-ROFR Stock to the Proposed Transferee pursuant to the Transfer Offer (a “Tag-Along Sale”), which shall in all events be conditioned upon the satisfaction of the Tag-Along Seller’s obligations pursuant to Sections 3.2 to 3.6 (as the Offering Stockholder), then the delivery of the applicable Transfer Notice to the Tagging Person (as the ROFR Offeree) pursuant to Section 3.3 shall be deemed to constitute the Tag-Along Seller’s offer to the Tagging Person to participate in such Transfer in accordance with this Section 3.7 (the “Tag-Along Offer”).

(b) Solely to the extent that the Tagging Person has not exercised its right to purchase any of the Offered Stock or has declined to exercise its right to purchase any of the applicable Offered Stock pursuant to Section 3.4 (as the ROFR Offeree), the Tagging Person shall have the right (a “Tag-Along Right”), exercisable by written notice (a “Tag-Along Response Notice”) given to the Tag-Along Seller within five (5) Business Days after its receipt of the Transfer Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer up to a number of shares of Common Stock representing the Tagging Person’s Tag-Along Portion; provided that the Tagging Person shall be entitled to include in the Tag-Along Sale no more than its Tag-Along Portion of Common Stock and the Tag-Along Seller shall be entitled to include the Post-ROFR Stock (reduced, to the extent necessary, so that the Tagging Person shall be able to include its Tag-Along Portion) and such additional Common Stock as permitted by Section 3.7(f).

(c) Each Tag-Along Response Notice shall include wire transfer or other instructions for payment of any consideration for the Common Stock being Transferred in such Tag-Along Sale. The Tagging Person shall also deliver to the Tag-Along Seller, together with its Tag-Along Response Notice, the certificates or other applicable instruments or evidence of ownership representing the Common Stock of the Tagging Person to be included in the Tag-Along Sale, together with a notarized, limited power-of-attorney authorizing the Tag-Along Seller or its representative to Transfer such Common Stock on the terms set forth in the Transfer Notice. Delivery of the Tag-Along Response Notice with such certificates or other applicable instruments or evidence of ownership and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by the Tagging Person, subject to the provisions of this Section 3.7; provided, however, that if the terms of the proposed sale changes in any material respect such that the per share price shall be less than the per share price set forth in the Tag-Along Offer, the form of consideration shall be materially different or the other terms and conditions shall be materially less favorable to the Tagging Person than those set forth in the Tag-Along Offer, the Tagging Person that has previously delivered a Tag-Along Response Notice shall be permitted to withdraw the acceptance contained in such Tag-Along Response Notice by written notice to the Tag-Along Seller and upon such withdrawal shall be released from its obligations with respect to the applicable Tag-Along Sale. If at the termination of the Tag-Along Notice Period the Tagging Person shall not have elected to participate in the Tag-Along Sale, the Tagging Person shall be deemed to have waived its rights under Section 3.7(a) with respect to the Transfer of its Common Stock pursuant to the applicable Tag-Along Sale.

(d) If the Tag-Along Seller has not completed the Transfer of all Common Stock proposed to be sold by the Tag-Along Seller and the Tagging Person on substantially the same terms and conditions set forth in the Transfer Notice on or prior to the Transfer Deadline, (i) the Tag-Along Seller shall return to the Tagging Person the limited power-of-attorney and all certificates or other applicable instruments or evidence of ownership representing the Common Stock that the Tagging Person delivered for Transfer pursuant to this Section 3.7 and any other documents in the possession of the Tag-Along Seller executed by the Tagging Person in connection with the proposed Tag-Along Sale, and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Common Stock shall continue in effect, and for the avoidance of doubt, no Transfer of Common Stock by Kakaopay or the Gebbia Stockholders shall be permitted unless the procedures set forth in in this Section 3.7 are adhered with.

(e) Promptly after the consummation of the Tag-Along Sale (and, in any event, within two (2) Business Days of such consummation), the Tag-Along Seller shall (i) notify the Tagging Person thereof, (ii) remit to the Tagging Person the total consideration for the Common Stock of the Tagging Person Transferred pursuant thereto less the Tagging Persons’ pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses as determined in accordance with Section 3.7(i), with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notice, and (iii) furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Person. The Tag-Along Seller shall promptly remit to the Tagging Person any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.

(f) If (i) the Tagging Person declines to exercise its Tag-Along Right, or (ii) the Tagging Person elects to exercise its Tag-Along Right with respect to less than the Tagging Person’s Tag-Along Portion, the Tag-Along Seller shall be entitled to Transfer, pursuant to the Tag-Along Offer, a number of shares of Common Stock held by it equal to the number of shares of Common Stock constituting, as the case may be, the Tag-Along Portion of the Tagging Person or the portion of the Tagging Person’s Tag-Along Portion with respect to which the Tag-Along Right was not exercised.

(g) Notwithstanding anything contained in this Section 3.7, there shall be no liability on the part of the Tag-Along Seller to the Tagging Person (other than the obligation to return any certificates or other applicable instruments or evidence of ownership of the applicable Common Stock and limited powers-of-attorney received by the Tag-Along Seller) or any other Person if the Transfer of Common Stock pursuant to this Section 3.7 is not consummated for whatever reason or if the Tag-Along Seller determines, for any reason, not to consummate the Transfer referred to in this Section 3.7.

(h) For the avoidance of doubt, the provisions of this Section 3.7 shall not apply to any proposed Transfer of Common Stock by the Tag-Along Seller (i) to the Company and/or the ROFR Offeree pursuant to Sections 3.2 to 3.6, or (ii) to a Permitted Transferee. In addition, the provisions of this Section 3.7 shall not apply, in the case of the Gebbia Stockholders, to any proposed Transfer pursuant to any 10b5-1 trading plan currently in effect or the exercise of the warrant held by BCW pursuant to the BCW Warrant Agreement.

(i) Notwithstanding anything herein to the contrary, the rights and obligations of the Tagging Person to participate in a Tag-Along Sale under this Section 3.7 are subject to the following conditions:

i.	upon the consummation of the Tag-Along Sale, (A) each of Kakaopay and the Gebbia Stockholders participating therein will receive the same form and amount of consideration (per Common Stock); provided that in no event shall any consideration for any services, such as placement or transaction, investment banking or investment advisory fees payable to the Tag-Along Seller, as the case may be, or any related Person in connection with such transaction, or any consideration for any additional agreements entered into in connection with such transaction, such as non-competition agreements, be included in the amount of consideration, and (B) if any of Kakaopay and the Gebbia Stockholders are given an option as to the form and amount of consideration to be received, all such participating Persons will be given the same option;

ii.	the Tagging Person shall not be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale, and the Tagging Person shall be obligated to pay only its pro rata share (based on the number of shares of Common Stock Transferred) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all of Kakaopay and the Gebbia Stockholders participating therein and are not otherwise paid by the Company or another Person; and

iii.	the Tagging Person shall (A) make such representations, warranties and covenants, provide such indemnities and enter into such definitive agreements as are customary for transactions of the nature of the proposed Transfer (except that in the case of representations and warranties (e.g., with respect to title to such shares of Common Stock, capacity, consents and approvals, and no conflicts) pertaining solely to, or covenants, indemnities or other agreements made solely by, the Tag-Along Seller, the Tagging Person shall make, to the extent applicable, comparable representations and warranties pertaining solely to (and, as applicable, covenants, indemnities or other agreements made solely by) the Tagging Person); provided that if the Tagging Person is required to provide any representations or indemnities in connection with such Transfer, liability for misrepresentation or indemnity shall (as to the Tagging Person) be expressly stated to be several but not joint (other than those representations, warranties, covenants, indemnities or other agreements that pertain solely to the Tag-Along Seller, who shall bear all of the liability related thereto) and the Tagging Person shall not be liable for more than its pro rata share (based on the number of shares of Common Stock Transferred) of any liability for misrepresentation or indemnity, (B) benefit from all of the same provisions of the definitive agreements as the Tag-Along Seller, and (C) be required to bear its proportionate share of any escrows, holdbacks or adjustments in purchase price.

Article IV
MISCELLANEOUS

Section 4.1 Gebbia Representative.

(a) The Gebbia Stockholders, by approving this Agreement and the Transactions contemplated by the First Tranche Agreement and the Second Tranche Agreement, the principal terms of the Transactions, and the consummation of the Transactions or by participating in the Transactions and receiving the benefits thereof, shall be deemed to have approved the appointment of, and hereby irrevocably appoint and constitute, John J. Gebbia as the Gebbia Representative for and on behalf of the Gebbia Stockholders to exercise rights on behalf of the Gebbia Stockholders pursuant to Article III, to execute and deliver this Agreement and for all other purposes hereunder, to give and receive notices and communications, to nominate the Gebbia Directors pursuant to Section 2.2, as applicable, to enter into and provide amendments and modifications to and waivers in respect of this Agreement in accordance with Section 4.6 of this Agreement, and to take all actions necessary or appropriate in the good faith judgment of the Gebbia Representative for the accomplishment or any or all of the foregoing; provided that the Gebbia Representative shall not be entitled to exercise the voting rights of any Gebbia Stockholder unless such Gebbia Stockholder has granted the Gebbia Representative a proxy with respect to any such vote. The Gebbia Representative may resign at any time, and such Gebbia Representative may be changed by the approval of the Gebbia Stockholders by the approval of the Gebbia Stockholders holding a majority of the issued and outstanding Common Stock held in the aggregate by the Gebbia Stockholders immediately prior to the consummation of the First Tranche upon not less than ten (10) day’s prior written notice to all of the Gebbia Stockholders and to the Company. Following the consummation of the First Tranche, notices or communications, in writing, to or from the Gebbia Representative shall constitute notice to or from each of the Gebbia Stockholders.

(b) A decision, act, consent or instruction of the Gebbia Representative in writing shall constitute a decision of all of the Gebbia Stockholders and shall be final, binding and conclusive upon each and every Gebbia Stockholder, and the Company and Kakaopay may rely (without any obligation for further inquiry, and disregarding any dispute between the Gebbia Representative and any Gebbia Stockholder) upon any decision, act, consent or instruction of the Gebbia Representative in writing as being the decision, act, consent or instruction of each and every Gebbia Stockholder. The Company and Kakaopay shall not incur any liability of any kind with respect to any action or omission by the Gebbia Representative in connection with the Gebbia Representative’s services pursuant to this Agreement and shall not incur any liability of any kind to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Gebbia Representative in writing.

Section 4.2 Rights Not Transferrable; Change of Control. Each of the Parties agree that any Transfers by a Party to any of its Permitted Transferees are expressly permitted under this Agreement. No Transferee of Kakaopay or the Gebbia Stockholders shall be entitled to any rights under this Agreement, other than any Permitted Transferees who (i) are Affiliates of the Gebbia Stockholders or Affiliates (through equity ownership) of Kakaopay and (ii) agree in writing to be bound by the terms of this Agreement. The rights under this Agreement of Kakaopay and any Permitted Transferee (to the extent obtained in accordance with the preceding sentence) shall immediately terminate upon the occurrence of a Change of Control of Kakaopay or such Permitted Transferee.

Section 4.3 Non-Circumvention. Each of the Parties shall not, in any manner, directly or indirectly, circumvent, avoid, bypass or attempt to circumvent, avoid or bypass any of the rights or obligations set forth in this Agreement, including, without limitation, by forming, joining, or in any way participating in any corporation, partnership, limited partnership, limited liability company, syndicate or other firm, entity or group (or otherwise acting in concert with any person, firm or entity) for the purpose of taking any action in circumvention of this Agreement or which is restricted or prohibited under this Agreement.

Section 4.4 Termination. This Agreement shall terminate (the “Termination”), and any and all rights held by the Gebbia Stockholders and Kakaopay pursuant to this Agreement shall cease, at such time as either the Gebbia Stockholders, in the aggregate, or Kakaopay hold less than five percent (5%) of the Company’s total issued and outstanding Common Stock on a fully diluted basis.

Section 4.5 Further Assurance. Each Party shall, at the request of the other Party, execute and deliver such other instruments and undertake such other actions that may be reasonably necessary or desirable for implementing the provisions set forth in this Agreement, including, but not limited to, the amendment of the Company Organizational Documents. The Parties shall and shall cause each of its respective officers, managers and/or directors, as applicable, to use their reasonable best efforts to take any further action that may be necessary or desirable for such Party’s performance of this Agreement after the date hereof.

Section 4.6 Amendments and Modifications. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval in writing of the Company, Kakaopay and the Gebbia Representative; provided, that any Party may waive in writing the benefit of any provision of this Agreement with respect to itself for any purpose.

Section 4.7 Waivers, Delays and Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. No single or partial exercise of any such right, power, remedy, or any abandonment or discontinuance of steps to enforce such right power or remedy, or any course of conduct, shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 4.8 Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the Parties hereto and their permitted successors and assigns.

Section 4.9 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below or such other address for which notice has been given pursuant to this Section 4.9:

if to the Company:	Siebert Financial Corp.
653 Collins Avenue
Miami Beach, Florida 33139
	Attn:	Andrew Reich, CFO
	Email:	areich@siebert.com

with a copy to:	Jones Day
250 Vesey Street
New York, New York 10281
	Attn:	Jason Jurgens
Braden McCurrach
	Email:	jjurgens@jonesday.com
bmccurrach@jonesday.com

Mitchell Silberberg & Knupp, LLP
2049 Century Park East, 18th Floor
Los Angeles, CA 90067
	Attn:	Mark Hiraide
	Email:	mth@msk.com

if to Kakaopay:	Kakaopay Corporation
166 Pangyoyeok-ro, 15th Fl. Tower B,
Bundang-gu, Seongnam-si,
Gyeonggi-do, Republic of Korea 13529
	Attn:	Hocheol Shin
Dongyoup Oh
	Email:	simon.shin121@kakaopaycorp.com
dwhy.oh@kakaopaycorp.com

with a copy to:	Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
	Attn:	James I. McClammy
Samuel Kang
	Email:	james.mcclammy@davispolk.com
samuel.kang@davispolk.com

Shin & Kim LLC
D-Tower (D2), 17 Jongno 3-gil, Jongno-gu,
Seoul, Republic of Korea 03155
	Attn:	Young Joon Park
Hae Seong Ahn
James Kang
	Email:	yjopark@shinkim.com
hseahn@shinkim.com
jameskang@shinkim.com

if to the Gebbia Representative:

John J. Gebbia
653 Collins Avenue
Miami Beach, Florida 33139
	Email:	rdaiuto@siebert.com

with a copy to:	Ralph Daiuto
653 Collins Avenue
Miami Beach, Florida 33139
	Email:	rdaiuto@siebert.com

Section 4.10 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 4.11 Entire Agreement; Assignment. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled, superseded by this Agreement and merged herein. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

Section 4.12 Parties in Interest; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 4.13 Governing Law. This Agreement shall be governed by the internal law of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Section 4.14 Consent to Jurisdiction. EACH PARTY IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN NEW YORK COUNTY IN THE STATE OF NEW YORK. EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED IN NEW YORK COUNTY IN THE STATE OF NEW YORK OR, IF THAT COURT DOES NOT HAVE JURISDICTION, ANY NEW YORK STATE COURT LOCATED IN NEW YORK COUNTY, WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH PARTY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS STATED HEREIN OR SUCH OTHER ADDRESS FOR WHICH NOTICE HAS BEEN GIVEN PURSUANT TO SECTION 4.9 AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

Section 4.15 Specific Enforcement. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties hereto shall, to the fullest extent permitted by applicable law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in New York County in the State of New York or, if that court does not have jurisdiction, any New York state court located in New York County without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereto hereby further waives, to the fullest extent permitted by applicable law, (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 4.16 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that original intent of the Parties is carried out to the fullest extent possible.

Section 4.17 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.18 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 4.19 Conflict. If at any time it becomes apparent that there is any inconsistency between the provision of this Agreement (on the one part) and the Company Organizational Documents or agreements to which the Company is party (on the other part), the Company shall cause the Company Organizational Documents and agreements to be revised to be consistent with this Agreement and to give effect to this Agreement, unless not permitted under the applicable laws and regulations.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SIEBERT FINANCIAL CORP.

By:	/s/ Andrew Reich
	Name:	Andrew Reich
	Title:	CFO

KAKAOPAY CORPORATION

By:	/s/ Won Keun Shin
	Name:	Won Keun Shin
	Title:	Chief Executive Officer

THE GEBBIA REPRESENTATIVE

By:	/s/ John J. Gebbia
	Name:	John J. Gebbia

[Gebbia Stockholders Signature Pages Follows]

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

John J. Gebbia
(Name)

/s/ John J. Gebbia
(Signature)

(Name and Title of Signatory)

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

Gloria Gebbia
(Name)

/s/ Gloria Gebbia
(Signature)

(Name and Title of Signatory)

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

Richard Gebbia
(Name)

/s/ Richard Gebbia
(Signature)

(Name and Title of Signatory)

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

John M. Gebbia
(Name)

/s/ John M. Gebbia
(Signature)

(Name and Title of Signatory)

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

David Gebbia
(Name)

/s/ David Gebbia
(Signature)

(Name and Title of Signatory)

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

Kimberly Gebbia
(Name)

/s/ Kimberly Gebbia
(Signature)

(Name and Title of Signatory)

[Signature Page to Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEBBIA STOCKHOLDER:

John & Gloria Gebbia Living Trust
(Name)

/s/ John J. Gebbia
(Signature)

John J. Gebbia
(Name and Title of Signatory)

[Signature Page to Amended and Restated Stockholders’ Agreement]

Schedule I
Gebbia Stockholders

John J. Gebbia

Gloria Gebbia

Richard Gebbia

John M. Gebbia

David Gebbia

Kimberly Gebbia

John & Gloria Gebbia Living Trust

Exhibit A

FORM OF TRANSFER NOTICE

Capitalized terms used in this Form of Transfer Notice shall have the meaning ascribed to them in the Amended and Restated Stockholders’ Agreement, dated December 19, 2023, by and among Siebert Financial Corp., Kakaopay Corporation, the stockholders of the Company listed on Schedule I thereto, and John J. Gebbia, in such individual’s individual capacity and as a representative of the Gebbia Stockholders

1.	Type and aggregate number of shares of Offered Stock to be Transferred by the Offering Stockholder:

a.	Type: _____________

b.	Aggregate number of shares: ______________

2.	Proposed date of the closing of the Transfer:______________

3.	Purchase price or other consideration per share of the Offered Stock:____________

4.	Name of the Prospective Transferee:__________________

5.	Please attach a form of the proposed agreement, if applicable.